Exhibit 99.1

Build-a-Bear Workshop, Inc. Reports Fiscal 2010 First Quarter Results

  North American comparable store sales increased 1.9%;
  Continued positive momentum in Europe, with comparable store sales up 3.2%;
  Diluted EPS totals $0.09 versus a loss per share of $0.04 in the first quarter of 2009;
  Consolidated cash balance at quarter-end totaled $53 million.

ST. LOUIS--(BUSINESS WIRE)--April 29, 2010--Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive entertainment retailer, today reported results for the 2010 first quarter. First quarter 2010 benefited from the timing shift of the Easter holiday to the first quarter this year from the second quarter of fiscal 2009.

“We are pleased with our first quarter performance, which included positive North American comparable store sales, a continuation of positive growth in Europe, and a significant improvement in consolidated earnings, as compared to the first quarter last year,” stated Build-A-Bear Workshop Chairman and Chief Executive Bear Maxine Clark. “Our results reflect the initial implementation of our key strategies to improve sales productivity and profitability with compelling offerings and improved integration of product, marketing and store operations. During the quarter, we capitalized on the increase in mall traffic coinciding with the shift in Easter and increased the average transaction value at our stores. As a result, we experienced a steady improvement in comparable store sales as the quarter progressed.

While the shift of Easter will impact our April results, we expect to build upon the momentum of our successful strategies in the second quarter by telling bigger stories with our new product introductions and promotions,” Ms. Clark continued. “Although we see early signs of improving consumer sentiment, we will continue our conservative stance toward expense and balance sheet management and remain confident that we have the right strategies in place to drive improvement in sales productivity and profitability in 2010. Also in the quarter, our Board extended our $50 million share repurchase program through March 2011.”

Fiscal 2010 First-Quarter (13 weeks ended April 3, 2010):

  Total revenues were $101.4 million, a 3.9% increase from $97.7 million in the fiscal 2009 first quarter (13 weeks ended April 4, 2009). Net retail sales were $99.8 million, an increase of $3.5 million, or 3.6% compared to $96.3 million in last year’s first quarter. Excluding the impact of foreign exchange, net retail sales increased 2.3%.
  Consolidated comparable store sales increased 2.1%, including a 1.9% increase in North America and a 3.2% increase in Europe.
  Net retail sales from European operations totaled $15.8 million in the 2010 first quarter, an increase of $1.7 million, or 12.1% compared to $14.1 million in the 2009 first quarter. Excluding the impact of foreign exchange, European operations net retail sales increased 3.3%.
  Net income was $1.7 million, or $0.09 per diluted share, compared to the fiscal 2009 first quarter net loss of $0.8 million, or $0.04 per diluted share. First quarter fiscal 2009 net loss included a pre-tax charge of $0.5 million, or $0.02 per share related to the closure of Friends 2B Made retail concept.

Stores

Build-A-Bear Workshop ended the 2010 first quarter with 345 company-owned stores – 291 in North America and 54 in Europe. The Company opened no new stores in either the 2010 or 2009 first quarter.

Balance Sheet

The Company ended the 2010 first quarter with a strong balance sheet. As of April 3, 2010, cash and cash equivalents totaled $53.2 million, half of which was domiciled outside the U.S., as compared to $33.9 million in cash and cash equivalents at April 4, 2009. Inventory at quarter-end was $47.1 million, representing an 11.3% increase on a per square foot basis, which includes late first-quarter inventory receipts resulting from the introduction of Zhu Zhu pets, as compared to the prior-year period.

During the first quarter, the company repurchased 210,133 shares of its common stock at a total cost of $1.4 million. At quarter end, the Company had $29.6 million of availability under the current stock repurchase program, which was extended through March 31, 2011.

Annual Meeting

Separately, the Company announced that it will host its Annual Meeting of Stockholders on Thursday, May 13, 2010, at 10:00 a.m. local time (CDT) at the Company’s Bearquarters, 1954 Innerbelt Business Center Drive, St. Louis, Missouri.

Today’s Conference Call Webcast

Build-A-Bear Workshop will host a live Internet webcast of its quarterly investor conference call at 9 a.m. EST today. The audio broadcast may be accessed at our investor relations Web site, http://IR.buildabear.com. The call is expected to conclude by 10 a.m.

A replay of the conference call webcast will be available in the investor relations website for one year. A telephone replay will be available beginning at approximately noon EST today until midnight EST on May 13, 2010. The telephone replay is available by calling (617) 801-6888. The access code is 72947197.

About Build-A-Bear Workshop, Inc.

Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. The company currently operates more than 400 Build-A-Bear Workshop stores worldwide, including company-owned stores in the U.S., Puerto Rico, Canada, the United Kingdom, Ireland and France, and franchise stores in Europe, Asia, Australia, Africa and the Middle East. Founded in St. Louis in 1997, Build-A-Bear Workshop is the leader in interactive retail. Brands include make-your-own Major League Baseball® mascot in-stadium locations, and Build-A-Dino® stores. Build-A-Bear Workshop extends its in-store interactive experience online with its award winning virtual world Web site at www.buildabearville.com. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $394.4 million in fiscal 2009. For more information, call 888.560.BEAR (2327) or visit the company’s award-winning Web site at www.buildabear.com.

Forward-Looking Statements

This press release contains "forward-looking statements" (within the meaning of the federal securities laws) which represent Build-A-Bear Workshop expectations or beliefs with respect to future events. Our actual results may differ materially from the results discussed in the forward-looking statements. These risks and uncertainties include, without limitation, those detailed under the caption “Risk Factors” in our annual report on Form 10-K for the fiscal year ended January 2, 2010, as filed with the SEC, and the following: general economic conditions may continue to deteriorate, which could lead to disproportionately reduced consumer demand for our products, which represent relatively discretionary spending; customer traffic may continue to decrease in the shopping malls where we are located, on which we depend to attract guests to our stores; we may be unable to generate interest in and demand for our interactive retail experience, or to identify and respond to consumer preferences in a timely fashion; our marketing and on-line initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic; we may be unable to generate comparable store sales growth; we may be unable to renew or replace our store leases, or enter into leases for new stores on favorable terms or in favorable locations, or may violate the terms of our current leases; we may be unable to effectively manage the operations and growth of our company-owned stores; we may be unable to effectively manage our international franchises or laws relating to those franchises may change; the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade, including foreign currency fluctuation; we are susceptible to disruption in our inventory flow due to our reliance on a few vendors; high petroleum products prices could increase our inventory transportation costs and adversely affect our profitability; we may be unable to operate our European company-owned stores profitably; fluctuations in our quarterly results of operations could cause the price of our common stock to substantially decline; we may be unable to repurchase shares at all or at the times or in the amounts we currently anticipate or the results of the share repurchase program may not be as beneficial as we currently anticipate; we may improperly obtain or be unable to protect information from our guests in violation of privacy or security laws or expectations; we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise; we may suffer negative publicity or negative sales if the non-proprietary toy products we sell in our stores do not meet our quality or sales expectations; our products could become subject to recalls or product liability claims that could adversely impact our financial performance and harm our reputation among consumers; we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team; we may be unable operate our company-owned distribution center efficiently or our third-party distribution center providers may perform poorly; our market share could be adversely affected by a significant, or increased, number of competitors; we may fail to renew, register or otherwise protect our trademarks or other intellectual property; we may have disputes with, or be sued by, third parties for infringement or misappropriation of their proprietary rights; poor global economic conditions could have a material adverse effect on our liquidity and capital resources; and we may be unable to recover amounts due to us from our affiliate, Ridemakerz LLC. These risks, uncertainties and other factors may adversely affect our business, growth, financial condition or profitability, or subject us to potential liability, and cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

(Financial Tables Follow)

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	April 3,	% of Total	April 4,	% of Total
	2010	Revenues	2009	Revenues
Revenues:
Net retail sales	$99,786	98.4	$96,316	98.9
Franchise fees	683	0.7	597	0.6
Licensing revenue	967	1.0	752	0.8
Total revenues	101,436	100.0	97,665	100.0
Costs and expenses:
Cost of merchandise sold	59,106	58.2	61,375	62.8
Selling, general and administrative	39,533	39.0	36,919	37.8
Store preopening	11	0.0	—	—
Store closing	—	—	501	0.5
Interest expense (income), net	(32)	(0.0)	(24)	0.0
Total costs and expenses	98,618	97.2	98,771	101.1
Income (loss) before income taxes	2,818	2.8	(1,106)	(1.1)
Income tax expense (benefit)	1,139	1.1	(280)	(0.3)
Net income (loss)	$1,679	1.7	$(826)	(0.8)

Earnings (loss) per common share:
Basic	$0.09		$(0.04)
Diluted	$0.09		$(0.04)

Shares used in computing common per share amounts:
Basic	18,974,540		18,783,915
Diluted	19,438,457		18,783,915

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except share and per share data)

	April 3,	January 2,
	2010	2010
ASSETS
Current assets:
Cash and cash equivalents	$53,240	$60,399
Inventories	47,062	44,384
Receivables	3,653	5,337
Prepaid expenses and other current assets	17,464	19,329
Deferred tax assets	5,348	6,306
Total current assets	126,767	135,755

Property and equipment, net	95,941	101,044
Goodwill	31,865	33,780
Other intangible assets, net	3,226	3,601
Other assets, net	11,995	10,093
Total Assets	$269,794	$284,273

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$31,298	$32,822
Accrued expenses	7,052	11,185
Gift cards and customer deposits	24,499	29,301
Deferred revenue	8,837	8,582
Total current liabilities	71,686	81,890

Deferred franchise revenue	1,948	2,027
Deferred rent	33,515	34,760
Other liabilities	1,905	816

Stockholders' equity:
Common stock, par value $0.01 per share	205	204
Additional paid-in capital	78,820	80,122
Accumulated other comprehensive income	(10,756)	(6,336)
Retained earnings	92,471	90,790
Total stockholders' equity	160,740	164,780
Total Liabilities and Stockholders' Equity	$269,794	$284,273

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands, except square foot data)

	13 Weeks	13 Weeks
	Ended	Ended
	April 3,	April 4,
	2010	2009

Other financial data:
Retail gross margin ($) (1)	$40,980	$35,264
Retail gross margin (%) (1)	41.1%	36.6%
Capital expenditures, net (2)	$3,257	$2,150
Depreciation and amortization	$6,868	$7,039
Sales over the Internet	$2,821	$2,544

Store data (3):
Number of company-owned stores at end of period
North America	291	292
Europe	54	54
Total stores	345	346

Number of franchised stores at end of period	63	60

Company-owned store square footage at end of period
North America	846,373	856,504
Europe (4)	77,520	77,520
Total square footage	923,893	934,024

Comparable store sales change (%) (5)
North America	1.9%	(20.5)%
Europe	3.2%	5.6%
Consolidated	2.1%	(17.8)%
(1)	Retail gross margin represents net retail sales less retail cost of merchandise sold. Retail gross margin percentage represents retail gross margin divided by net retail sales.
(2)	Capital expenditures, net represents cash paid for property, equipment, other assets and other intangible assets.
(3)	Excludes our webstore and seasonal and event-based locations. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom, Ireland and France.
(4)	Square footage for stores located in Europe is estimated selling square footage.
(5)	Comparable store sales percentage changes are based on net retail sales and stores are considered comparable beginning in their thirteenth full month of operation.

CONTACT:
Build-A-Bear Workshop
Investors:
Tina Klocke, 314-423-8000 x5210
or
Media:
Jill Saunders, 314-423-8000 x5293